Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-150903 and 333-168845) on Form S-8 and (Registration No. 333-233099) on Form S-3 of B&G Foods, Inc. of our reports dated February 26, 2020, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 28, 2019 and December 29, 2018, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ended December 28, 2019,  December 29, 2018 and December 30, 2017, and the related notes and the schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10-K of B&G Foods, Inc.

Our report dated February 26, 2020, on the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 28, 2019, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of December 28, 2019, the Clabber Girl Corporation’s internal control over financial reporting representing 2.9% of total assets and 3.2% of total net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended December 28, 2019. Our audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Clabber Girl Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

February 26, 2020